UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 30, 2024

SHIFT4 PAYMENTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39313	84-3676340
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3501 Corporate Parkway
Center Valley, Pennsylvania 18034
(Address of principal executive offices) (Zip Code)

(888) 276-2108

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock $0.0001 par value per share	FOUR	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On September 30, 2024 (the “Closing Date”), Shift4 Payments, LLC (the “Shift4 LLC”), a wholly-owned subsidiary of Shift4 Payments, Inc., entered into the Settlement Line Credit Agreement (the “Settlement Line Agreement”), by and between Shift4 LLC, as the borrower, and Citizens Bank, N.A. (“Citizens”), as the lender, providing for a settlement line of credit with an aggregate available amount of up to $100.0 million (the “Settlement Line”). The purpose of the Settlement Line is to provide financing for day-to-day funding of certain interchange fees and related obligations of Shift4 LLC’s merchants (the “Merchants”) arising in the ordinary course of business and will reduce the amount of cash collateral required under the sponsorship agreement with Citizens (the “Sponsorship Agreement”), which was amended in conjunction with the closing of the Settlement Line Agreement.

The Settlement Line is scheduled to mature on September 29, 2025, subject to extensions under certain circumstances as described therein.

The obligations under the Settlement Line are required to be guaranteed by any current or future, direct or indirect subsidiary of Shift4 LLC that (i) becomes a party to the Sponsorship Agreement or a Merchant Agreement, (ii) has rights in the settlement account, certain reserve accounts related to the Sponsorship Agreement or certain similar accounts that are required to secure the Settlement Line, (iii) is entitled to or receives certain Merchant accounts receivables, or (iv) otherwise owns any collateral required to secure the Settlement Line (collectively, the “Guarantors”). As of the Closing Date, there were no Guarantors under the Settlement Line.

The Settlement Line is required to be secured by first-priority liens on certain property and assets of Shift4 LLC and the Guarantors, subject to certain customary exceptions.

Draws under the Settlement Line bear interest at a rate per annum equal to either (x) a daily simple SOFR based rate (subject to a 0.0% floor), plus an applicable margin of 0.75%, or (y) to the extent required by the Settlement Line Agreement upon the occurrence of certain specified events, an alternate base rate (equal to the highest of the Federal Funds Effective Rate plus 0.50%, the daily simple SOFR rate (subject to a 0.0% floor) plus 1.00%, and the prime rate announced by Citizens from time to time). In addition to making periodic interest payments on the principal amount of outstanding draws under the Settlement Line, Shift4 LLC is required to pay an unused fee under the Settlement Line in respect of the unused availability thereunder at a rate equal to 0.15% per annum.

In addition, the Settlement Line Agreement contains certain customary covenants, representations and warranties, affirmative covenants, and reporting obligations. In addition, Citizens is permitted to accelerate all outstanding draws and other obligations, terminate the Settlement Line and exercise other specified remedies upon the occurrence of certain events of default, subject to certain grace periods and exceptions.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHIFT4 PAYMENTS, INC.

Date: October 4, 2024	By:	/s/ Jordan Frankel
Jordan Frankel
Secretary, General Counsel and Executive Vice President, Legal, Risk and Compliance